Exhibit 99.1

UAW AND COLT AGREE TO NEW CONTRACT

WEST HARTFORD, Conn. -Local 376 of the United Auto Workers and management at Colt Defense LLC came to agreement on a new labor contract with a two-year term. This new contract will replace one that expired on March 31, 2012 and which was in place for five years.  Terms of the new contract were not disclosed.

The parties have been meeting since February to negotiate the new contract terms.  The management negotiating committee presented their last, best and final offer to the union shortly before midnight on Saturday, just before an existing contract covering Local 376 workers expired.  At a meeting with its membership at 10:00 on April 1st, the union negotiating committee recommended the contract’s ratification and approval and the membership affirmed it.

These measures averted the possibility of labor action at the Colt Defense manufacturing facility on New Park Avenue and allowed over 250 workers to return to work yesterday after a weekend of uncertainty.  Management believes that the terms of the new contract will help make Colt Defense more competitive in the market while continuing to ensure high quality jobs for our employees.

About Colt Defense LLC

Colt Defense LLC is one of the world’s leading designers, developers and manufacturers of small arms weapon systems for individual soldiers and law enforcement personnel. The Company has been a supplier to the United States and other governments throughout the world for more than 160 years and has been the sole provider of the U.S. Army’s standard infantry weapon, the M4 Carbine. Colt Defense LLC and its subsidiaries maintain manufacturing facilities in West Hartford, Connecticut and Kitchener, Ontario. Colt Canada Corporation is the Canadian government’s Center of Excellence for small arms and is the Canadian military’s sole supplier of the C7 rifle and C8 carbine. For more information on Colt Defense LLC, log onto www.colt.com.

SYMBOL OF QUALITY SINCE 1836

Contacts

Colt Defense LLC

Mike Magouirk, 860-244-1463

jmagouirk@colt.com